Exhibit 99.1

[LOGO OF LEXAR]

FOR IMMEDIATE RELEASE

Investor Contact:	Jennifer Jarman

The Blueshirt Group

415-217-7722

jennifer@blueshirtgroup.com

Media Contact:	Diane Carlini

510-580-5604

dcarlini@lexar.com

Lexar Reports Third Quarter Results

Revenues and Gross Margins Increase Sequentially; Net Loss Narrows as Planned

FREMONT, California, October 14, 2004—Lexar Media, Inc. (Nasdaq: LEXR), a leading manufacturer and marketer of high-performance digital media and accessories, today reported financial results for the third quarter ended September 30, 2004.

Total third quarter revenues of $165.2 million increased 67% from $98.7 million in the same period last year and increased 1% sequentially from $163.2 million in the preceding quarter. Product revenues of $164.1 million increased 74% from $94.3 million in the same period last year and increased 1% from $162.1 million in the preceding quarter. The Company reported a net loss of $3.5 million, or $(0.04) per diluted share, as compared to net income of $9.7 million, or $0.12 per diluted share, in the same period last year and a net loss of $18.1 million, or $(0.23) per diluted share, in the second quarter of 2004.

“Lexar’s bottom-line results improved sequentially despite a higher than expected decline in average selling price per megabyte during the quarter,” said Eric Stang, chairman, CEO and president, Lexar. “As anticipated, product gross margins improved as we benefited from cost reductions in flash memory from existing as well as new suppliers. Use of cash during the quarter reflects typical inventory builds as we gear up for the holiday season. We are excited

Lexar Reports Third Quarter Results	Page 2 of 4

about the rollout of our KODAK branded products, which are expected to account for more than 10% of our fourth quarter revenues, as well as our many recently announced new products, which will also be available in the fourth quarter.”

Corporate Highlights

Lexar recently:

•	Announced the opening of a sales and marketing office in Hong Kong, the company’s first regional office dedicated to expanding its business in Greater China, and named Jebsen & Co. Ltd. as distributor of the full line of Lexar products in the region.

•	Introduced KODAK xD-Picture Cards that Lexar will distribute and market through both Lexar and Kodak’s global retail distribution channels beginning in the fourth quarter of 2004.

•	Introduced JumpDrive® TouchGuard™, a USB flash drive with an integrated biometric fingerprint sensor to authenticate a user’s identity and provide easy access to secured files and password protected web sites.

•	Showcased its full line of reduced-size flash memory cards dedicated to mobile digital devices, providing retailers and distributors with a line of popular reduced-size form factors to meet their mobile-oriented memory card needs with one trusted supplier.

•	Introduced the ActiveMemory™ System, a technology designed to optimize digital photography workflow to achieve enhanced productivity in and out of the photo studio. At the center of this offering are ActiveMemory-enabled Professional CompactFlash™ cards that can store user preferences and host device settings in a protected area on the card.

•	Introduced two new Professional CompactFlash Readers designed with an innovative stackable design for concurrent downloads and capable of supporting Lexar’s ActiveMemory System, addressing professional photographers’ needs for almost instantaneous data transfer and improved project workflow.

•	Revealed plans to incorporate encryption technology into its Professional CompactFlash which, in conjunction with technology-compatible digital cameras, will provide users with a secure digital media solution. Nikon will be the first camera company to incorporate the new security technology into its D2X digital camera.

•	Expanded the compatibility of its line of USB 2.0 multi-card readers to include Reduced-Size MultiMediaCard (RS-MMC), Mini Secure Digital (miniSD) and Memory Stick Duo flash memory card formats.

Lexar Reports Third Quarter Results	Page 3 of 4

Financial Outlook

Mr. Stang continued, “Many indicators point to another seasonally strong fourth quarter, underpinned by continued healthy demand primarily for digital cameras, USB flash drives and MP3 players. We expect that our product gross margins will improve modestly in the fourth quarter as we anticipate dramatic price reductions at retail, offset by improvements in flash memory pricing. As a result, we expect fourth quarter revenues to be $230 million or more, and we expect to return to profitability with fully diluted earnings per share in a range of $0.01 to $0.04.”

Conference Call

The Company will host a conference call to discuss its financial results and outlook today at 2:00 p.m. PST (5:00 p.m. EST). To participate on the live call, analysts and investors should dial 800-218-0713 at least ten minutes prior to the call. The call will also be webcast and can be accessed from Lexar’s investor relations’ web site at http://www.lexar.com/ir/ where an archive of the conference call will be available for one year.

About Lexar Media, Inc.

Lexar is a leading marketer and manufacturer of flash memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. The company holds over 78 issued or allowed controller and system patents, and licenses its technology to companies including Olympus, Samsung Electronics, SanDisk and Sony. For more information, please call 1-800-789-9418 or visit www.lexar.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to projections about our business and financial outlook, including the statements in the section entitled “Financial Outlook,” anticipated favorable market dynamics in the fourth quarter of 2004, expected product demand, anticipated price declines, anticipated improvements in gross margin and expected sales of KODAK branded product. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include: our operating results and gross margins are difficult to predict and may fluctuate significantly; the cost of flash memory is a significant part of our products’ cost structure, and if we are unable to obtain sufficient quantities of flash memory in a timely manner and at competitive prices, we may not be able to manufacture and deliver products to satisfy our customers’ requirements, compete effectively in the market or maintain our targeted gross margins; our licensing revenues have declined significantly because our fixed license payments have transitioned to variable-based royalties and we may be unable to secure new license or royalty revenue; if we are unable to manage our inventory levels, our operating results will be negatively impacted; future average selling prices may continue to erode due to excess industry capacity and extreme price competition; many of our retail customers and distributors have price protection which could require us to make large payments if we reduce prices; if we are unable to anticipate demand and pricing of our products or effectively manage distributor channels and relationships and changes in market conditions,

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our operating results will be harmed; the solid-state storage market has evolved and is evolving and we may have to pay a royalty to sell certain flash card formats or may not be able to obtain rights to manufacture them at all; increased competition in the digital media market may lead to a decrease in our revenues and market share; we must be able to develop and introduce new products and services on a timely basis that are accepted by our customers and consumers in order to compete effectively; if we are unable to achieve or maintain our technology leadership position or to obtain rights to develop and manufacture new form factors on acceptable terms, our gross margins and revenues would likely decline significantly; and we are involved in intellectual property, securities and products class action litigation, and may become involved in additional litigation, that could divert management’s time and attention, be time-consuming and expensive to defend and limit our access to important technology. Readers should also refer to the risk factors described in Lexar Media’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 9, 2004. Lexar assumes no obligation to update the forward-looking information contained in this news release.

Lexar, JumpDrive, TouchGuard, ActiveMemory and the Lexar logo are trademarks of Lexar Media, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

(Tables to follow)

Exhibit 99.1

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net revenues:
Product revenues	$164,069	$94,301	$487,255	$221,732
License and royalty revenues	1,152	4,369	5,891	13,065

Total net revenues	165,221	98,670	493,146	234,797
Cost of product revenues	141,650	72,326	434,641	171,820

Gross margin	23,571	26,344	58,505	62,977

Operating expenses:
Research and development	2,484	1,825	7,170	5,518
Sales and marketing	16,180	8,004	41,348	21,212
General and administrative	8,292	5,593	20,245	13,511

Total operating expenses	26,956	15,422	68,763	40,241

Income (loss) from operations	(3,385)	10,922	(10,258)	22,736

Total other income and (expense)	224	(458)	(557)	(467)

Income (loss) before income taxes	(3,161)	10,464	(10,815)	22,269

Income taxes	355	733	1,369	1,217

Net income (loss)	$(3,516)	$9,731	$(12,184)	$21,052

Net income (loss) per common share:
Basic	$(0.04)	$0.14	$(0.15)	$0.31
Diluted	$(0.04)	$0.12	$(0.15)	$0.27

Shares used in computing net income (loss) per common share calculation:
Basic	79,092	71,017	78,745	68,204
Diluted	79,092	83,648	78,745	78,914

LEXAR MEDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short term investments	$84,427	$115,698
Restricted cash	5,000	5,000
Accounts receivable, net	106,509	89,579
Inventories	130,652	99,620
Prepaid expenses and other current assets	9,714	5,778

	336,302	315,675

Property and equipment, net	6,054	3,579
Intangibles and other assets	1,598	1,101

Total assets	$343,954	$320,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$162,717	$122,319
Deferred license revenue and product margin	2,931	11,066

	165,648	133,385

Deferred license revenue, net of current portion	302	691

	165,950	134,076

Total stockholders’ equity	178,004	186,279

Total liabilities and stockholders’ equity	$343,954	$320,355